Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

SEI Institutional Managed Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement of SEI Institutional Managed Trust Dynamic Asset Allocation Fund and S&P 500 Index Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 29, 2015